Exhibit 16.1

October 8, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Pangea Logistics Solutions Ltd. (formerly known as Quartet Merger Corp.) under Item 4.01 of its Form 8-K dated October 1, 2014. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Pangea Logistics Solutions Ltd. (formerly known as Quartet Merger Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp